ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Second Quarter of 2016
- - -
BROKEN ARROW, Oklahoma, May 10, 2016 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three and six month periods ended March 31, 2016.

“The sales activity in the second fiscal quarter of 2016 rebounded from the fiscal first quarter of 2016, as we reported $10.6 million in revenue for the second quarter, a 28% increase sequentially, though revenue was down 7% compared to the second quarter of fiscal 2015. The sequential improvement was largely driven by a positive change in market dynamics as we witnessed greater demand across both the Telco and Cable TV segments compared with the first fiscal quarter of 2016,” commented David Humphrey, President and CEO of ADDvantage Technologies.  “The results for the quarter were in line with our expectations that market forces would begin to stabilize this quarter, enabling our customers to gain greater visibility into their budgetary constraints and thereby allowing them to make purchase decisions.”

“Our ability to rapidly regain customers as market conditions improved reflects the proactivity of our sales team and its strong industry relationships. This ability to withstand market fluctuations, combined with our recently announced strategic joint venture with YKTG, positions us to grow the business in the second half of the year. Furthermore, our balance sheet remains strong, and we continue to seek out acquisition opportunities in the broader telecommunications sector with a view to expanding market share over the long term,” concluded Mr. Humphrey.

Consolidated sales for the three months ended March 31, 2016 decreased $0.8 million, or 7%, to $10.6 million compared with $11.4 million for the same period ended March 31, 2015.  The decrease in consolidated sales is attributable to a decrease in sales of $1.2 million from the Telco segment, and was partially offset by an increase in sales of $0.2 million for the Cable TV segment sales.

Consolidated operating, selling, general and administrative expenses decreased $0.5 million, or 14%, to $3.3 million for the three months ended March 31, 2016 from $3.8 million for the same period last year.  This decrease was primarily due to a $0.7 million decrease in Telco segment expenses, and was partially offset by an increase of $0.2 million in Cable TV segment expenses.  The decrease in the Telco segment included a $0.4 million decrease in expenses for the annual earn-out payments related to the acquisition of Nave Communications.

Net income for the three months ended March 31, 2016, was $146 thousand, or $0.01 per diluted share, compared with $234 thousand, or $0.02 per diluted share, for the same period of 2015.

Consolidated EBITDA for the three months ended March 31, 2016 was $0.6 million compared with $0.7 million for the same period ended March 31, 2015.

Consolidated sales for the six months ended March 31, 2016 decreased $3.4 million, or 15%, to $18.8 million compared with $22.2 million for the same period ended March 31, 2015.  Sales for the Cable TV segment decreased by $1.6 million to $11.0 million for the six months ended March 31, 2016 from $12.6 million for the same period last year, while sales for the Telco segment decreased $2.0 million to $7.9 million for the six months ended March 31, 2016 from $9.9 million for the same period last year.

Consolidated operating, selling, general and administrative expenses decreased $1.0 million to $5.9 million for the six months ended March 31, 2016 from $6.9 million for the same period last year. This decrease was primarily due to a $1.1 million decrease in Telco segment expenses and was partially offset by an increase of $0.1 million in expenses in the Cable TV segment.  The decrease in the Telco segment included a $0.7 million decrease in expenses for the annual earn-out payments related to the acquisition of Nave Communications.

Net income for the six month period ended March 31, 2016 was $170 thousand, or $0.02 per diluted share, compared with $650 thousand, or $0.06 per diluted share, for the same period of 2015.

Consolidated EBITDA for the six months ended March 31, 2016 was $1.0 million compared with $1.8 million for the same period ended March 31, 2015.

Cash and cash equivalents were $5.0 million as of March 31, 2016, compared with $6.1 million as of September 30, 2015.  As of March 31, 2016, the Company had inventory of $21.8 million compared with $23.6 million as of September 30, 2015.

Earnings Conference Call

The Company will host a conference call today, Tuesday, May 10th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

The dial-in number for the conference call is 888-438-5535 (domestic) or 719-325-2472 (international). All dial-in participants must use the following code to access the call: 4740927. Please call at least five minutes before the scheduled start time.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In additions, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Sales	$10,587,187	$11,366,539	$18,836,855	$22,203,697
Cost of sales	7,002,575	7,123,027	12,486,863	14,128,382
Gross profit	3,584,612	4,243,512	6,349,992	8,075,315
Operating, selling, general and administrative expenses	3,256,403	3,803,155	5,925,028	6,878,614
Income from operations	328,209	440,357	424,964	1,196,701
Other income (expense):
Other income	109,554	–	109,554	–
Interest income	2,172	–	2,172	–
Loss from equity method investment	(140,998)	–	(140,998)	–
Interest expense	(62,307)	(79,102)	(130,068)	(164,523)
Total other income (expense), net	(91,579)	(79,102)	(159,340)	(164,523)

Income before provision for income taxes	236,630	361,255	265,624	1,032,178
Provision for income taxes	91,000	127,000	96,000	382,000

Net income	$145,630	$234,255	$169,624	$650,178

Earnings per share:
Basic	$0.01	$0.02	$0.02	$0.06
Diluted	$0.01	$0.02	$0.02	$0.06
Shares used in per share calculation:
Basic	10,092,319	10,051,844	10,080,729	10,046,525
Diluted	10,092,319	10,051,844	10,080,729	10,046,525

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Cable TV	Telco	Total	Cable TV	Telco	Total
Income (loss) from operations	$336,279	$(8,070)	$328,209	$347,839	$92,518	$440,357
Depreciation	80,802	27,367	108,169	70,149	29,930	100,079
Amortization	−	206,451	206,451	−	206,451	206,451
EBITDA	$417,081	$225,748	$642,829	$417,988	$328,899	$746,887

	Six Months Ended March 31, 2016			Six Months Ended March 31, 2015
	Cable TV	Telco	Total	Cable TV	Telco	Total
Income (loss) from operations	$453,119	$(28,155)	$424,964	$966,650	$230,051	$1,196,701
Depreciation	153,266	50,083	203,349	141,713	57,174	198,887
Amortization	−	412,902	412,902	−	412,903	412,903
EBITDA	$606,385	$434,830	$1,041,215	$1,108,363	$700,128	$1,808,491

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31, 2016	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$4,969,254	$6,110,986
Accounts receivable, net of allowance for doubtful accounts of $250,000	5,650,300	4,286,377
Income tax receivable	175,096	−
Inventories, net of allowance for excess and obsolete
inventory of $3,056,628 and $2,756,628, respectively	21,757,901	23,600,996
Prepaid expenses	354,962	153,454
Deferred income taxes	1,740,000	1,776,000
Total current assets	34,647,513	35,927,813

Property and equipment, at cost	11,066,923	10,785,799
Less: Accumulated depreciation	(4,774,500)	(4,584,796)
Net property and equipment	6,292,423	6,201,003

Investment in and loans to equity method investee	280,562	–
Intangibles, net of accumulated amortization	5,386,571	5,799,473
Goodwill	3,910,089	3,910,089
Other assets	135,988	134,678

Total assets	$50,653,146	$51,973,056

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,055,719	$1,784,482
Accrued expenses	979,778	1,358,681
Income tax payable	–	122,492
Notes payable – current portion	888,845	873,752
Other current liabilities	941,534	982,094
Total current liabilities	4,865,876	5,121,501

Notes payable, less current portion	3,917,289	4,366,130
Deferred income taxes	296,000	286,000
Other liabilities	114,679	1,064,717
Total liabilities	9,193,844	10,838,348

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,634,893 and 10,564,221 shares issued, respectively; 10,134,235 and 10,063,563 shares outstanding, respectively	106,349	105,642
Paid in capital	(4,958,006)	(5,112,269)
Retained earnings	47,310,973	47,141,349
Total shareholders’ equity before treasury stock	42,459,316	42,134,722

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	41,459,302	41,134,708

Total liabilities and shareholders’ equity	$50,653,146	$51,973,056